Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Earns $1.5 Million for 1Q18; Up 54% over 1Q17

CORTLAND, Ohio – April 27, 2018 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $1.5 million, or $0.35 per share, for the first quarter of 2018, compared to $1.0 million, or $0.23 per share for the first quarter of 2017. All results are unaudited.

“Following the expense reduction measures throughout 2017, combined with our continued expansion in new markets and continued strong loan growth, we are pleased to report our 2018 first quarter earnings. We are optimistic that the solid start in 2018 will continue through the remainder of the year,” said James Gasior, President and Chief Executive Officer. “The market expansion has translated into higher revenues, while the expense reduction has resulted in a substantially improved efficiency ratio. When combined with the lower tax rate in 2018, the Return on Assets improved to .91% from .63% a year ago, while the Return on Average Equity increased to 10.13% from 6.94% over the same period.”

“With this improved performance, we also approved today the recently increased dividend of $0.11 per share. With the intent of increasing shareholder value, the higher dividend level combined with opportunistic share repurchases allow the Company to provide increased returns to shareholders.”

First Quarter 2018 Highlights (at, or for the period ended March 31, 2018);

•	Earnings per share was $0.35, compared to $0.23 for the first quarter of 2017, and $0.01 for the fourth quarter of 2017. Fourth quarter results were impacted by the passage of the tax law, known as the “Tax Cuts and Jobs Act” which replaces the top rate of 35% with a new 21% top rate.

•	Net interest income increased 13% to $5.6 million, compared to $4.9 million for the first quarter a year ago, and increased 6% from $5.3 million on a linked quarter basis.

•	Non-interest income was $1 million, compared to $.9 million for both the first and the fourth quarters of 2017.

•	Average Total loans grew 15% to $469 million from $408 million for the first quarter a year ago, and 10% from $428 million from the fourth quarter of 2017.

•	Average Total deposits grew 8% to $561 million from the comparable quarter a year earlier and 4% from the previous quarter.

•	Nonperforming assets were 1.56% of total assets versus 1.41% a year ago.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.12% and tangible equity to tangible assets of 9.07%.

•	A quarterly cash dividend of $0.11 per share will be payable on June 1, 2018 to shareholders of record on May 14, 2018, providing a 2% current yield at recent market prices.

Cortland Bancorp Earns $1.5 Million for 1Q18; Up 54% over 1Q17

April 27, 2018

Operating Results

Net Interest Income

The 13% increase in net interest income over the first quarter of 2017 was the primarily the result of the substantial loan growth in the fourth quarter of 2017. Additionally, the rate hikes initiated by the Federal Reserve, one each in December and March, has contributed to increase the yield on loans.

Net interest margin was 3.62%, compared to 3.52% for the first quarter a year ago and 3.65% for the fourth quarter of 2017. “The tax equivalent yield will be lower beginning in 2018, reflecting the tax rate reduction from 34% to 21%,” said David Lucido, Senior Vice President and Chief Financial Officer.

Noninterest Income

All categories of noninterest income improved over results a year ago. Mortgage originations were $12 million, generating gains on sale of mortgages of $238,000, versus $8.2 million in originations and $194,000 in gains in the first quarter of 2017. Continued expansion into other Ohio markets has aided the improvement in volume.

Operating Expenses

Non-interest expense was $4.3 million, compared to $4.6 million for both the like quarter a year ago and the preceding quarter. “The cost cutting measures addressed in 2017 are having a positive effect on 2018 results,” explained Lucido.

“We recently executed a workforce realignment, as a result of a comprehensive business review to increase operational efficiencies, improve financial performance and strengthen the Company’s value proposition,” added Gasior. “Coupled with the mid-2017 branch consolidation and additional targeted expense reductions planned for 2018, the Company expects to recognize a meaningful improvement in its efficiency ratio.”

The efficiency ratio for the first quarter of 2018 was 64.66%, compared to 76.63% for the first quarter a year earlier and 71.13% for the fourth quarter of 2017.

“The effective tax rate was 13.6%, compared to 16.0% for the first quarter of 2017, reflecting the benefits of the Tax Act and the tax-free components of our revenue stream,” added Lucido.

Balance Sheet and Asset Quality

Total assets were $663 million at March 31, 2018, compared to $620 million at March 31, 2017, and $711 million at December 31, 2017.

“We had a very strong quarter of loan production in the fourth quarter of 2017 which is a springboard for our performance here in the first quarter,” commented Gasior. Total loans increased 8% last quarter, exclusive of $43 million of seasonal short-term production. When combined with an additional 1.7% growth in the current quarter, the loan to deposit ratio has increased to just over 81% from 77% a year ago. Average loan balances, which help smooth out some of the seasonal impact, increased 10% on a linked quarter basis and 15% year-over-year.

The loan portfolio remains diversified and comprise of both retail and business relationships with commercial real estate loans accounting for 62.9%, of which 16.9% were owner-occupied by businesses. Commercial loans accounted for 16.7% while residential 1-4 loans accounted for 14.0%. “Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Cortland Bancorp Earns $1.5 Million for 1Q18; Up 54% over 1Q17

April 27, 2018

Total deposits grew by $37.2 million, or 7%, to $554.5 million at March 31, 2018, from $517.4 million at March 31, 2017. Excluding $43 million of seasonal short-term accounts at year-end 2017, deposits grew by $11.6 million or 2.1% on a linked quarter basis. Noninterest-bearing deposits accounted for 22.3% of total deposits; while certificates of deposits were 22.0% of the deposit mix. “The Kasasa free checking account program continues to be successful with more than 4,000 accounts now opened. Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Nonperforming loans were $9.3 million, compared to $7.4 million a year earlier and $5.1 million, at December 31, 2017. Driving the higher balance this quarter was the restructuring of a $5.4 million relationship which triggered a $1.2 million charge-off relating to the interest rate concession granted. The Company enjoyed provision-free results in four of the past five quarters due to significant loan recoveries. A provision for loan losses of $500,000 was recorded in the current quarter.

Performing restructured loans, that were not included in nonaccrual loans at the end of the first quarter of 2017, were $8.3 million, including the above referenced relationship, compared to $4.4 million a year ago and $4.2 million on a linked quarter basis.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended March 31, 2018, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.20%	9.00%	5.00%
Tier 1 risk-based capital ratio	13.36%	11.80%	8.00%
Total risk-based capital ratio	14.12%	13.73%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Earns $1.5 Million for 1Q18; Up 54% over 1Q17

April 27, 2018

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended
	March 31, 2018	March 31, 2017	Var %	Dec. 31, 2017	Var %
SUMMARY OF OPERATIONS
Interest income	$6,571	$5,696	15%	$6,129	7%
Interest expense	(979)	(759)	29	(848)	15

Net interest income	5,592	4,937	13	5,281	6
Provision for loan losses	(500)	—	—	—	—

NII after loss provision	5,092	4,937	3	5,281	(4)
Investment security gains (losses)	20	9	122	(17)	218
Non-interest income	992	891	11	964	3
Non-interest expense	(4,326)	(4,647)	(7)	(4,603)	(6)

Income before tax	1,778	1,190	49	1,625	9
Federal income tax expense	241	190	27	1,604	(85)

Net income	$1,537	$1,000	54%	$21	7,219%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,410	4,435	(1)%	4,420	—%
Earnings per share, basic and diluted	$0.35	$0.23	57	$0.01	3,500
Dividends per share	0.11	0.15	(27)	0.08	38
Market value	23.15	18.60	24	20.50	13
Book value	13.63	13.09	4	13.94	(2)
Market value to book value	169.85%	142.09%	20	147.06%	15
BALANCE SHEET DATA
Assets	$663,138	$619,893	7%	$711,101	(7)%
Investments securities	141,717	165,099	(14)	162,422	(13)
Total loans	451,914	397,087	14	487,490	(7)
Total deposits	554,539	517,352	7	585,851	(5)
Borrowings	39,217	35,436	11	53,833	(27)
Shareholders’ equity	60,127	58,054	4	61,630	(2)
AVERAGE BALANCE SHEET DATA
Average assets	$676,178	$632,314	7%	$648,887	4%
Average total loans	468,892	407,680	15	427,452	10
Average total deposits	561,283	520,059	8	537,587	4
Average shareholders’ equity	60,665	57,674	5	62,343	(3)
ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$(1,194)	$(13)	9,085%	$(199)	500%
Net (charge-offs) recoveries to average loans	(1.02)%	(0.01)%	10,109	(0.19)%	437
Non-performing loans as a % of loans	2.05	1.87	10	1.05	95
Non-performing assets as a % of assets	1.56	1.41	11	0.85	84
Allowance for loan losses as a % of total loans	0.86	1.22	(30)	0.94	(9)
Allowance for loan losses as a % of non-performing loans	41.95	65.42	(36)	89.52	(53)
FINANCIAL RATIOS\STATISTICS
Return on average equity	10.13%	6.94%	46%	0.13%	7,692%
Return on average assets	0.91	0.63	44	0.01	9,000
Net interest margin	3.62	3.52	3	3.65	(1)
Efficiency ratio	64.66	76.63	(16)	71.13	(9)
Average number of employees (FTE)	160	163	(2)	158	1
CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.20%	10.39%	(2)%	10.77%	(5)%
Bank	9.00	9.04	—	9.25	(3)
Common equity tier 1 ratio
Company	12.39	12.89	(4)	12.37	—
Bank	11.80	12.15	(3)	11.75	—
Tier 1 risk-based capital ratio
Company	13.36	13.95	(4)	13.35	—
Bank	11.80	12.15	(3)	11.75	—
Total risk-based capital ratio
Company	14.12	14.99	(6)	14.26	(1)
Bank	13.73	14.47	(5)	13.84	(1)